EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-274419) of ECB Bancorp, Inc. of our report, dated March 29, 2024, relating to the consolidated financial statements of ECB Bancorp, Inc. and Subsidiary, appearing in this Annual Report on Form 10-K of ECB Bancorp, Inc. for the year ended December 31, 2024.

/s/ Baker Newman & Noyes LLC

Boston, Massachusetts

March 26, 2025